Exhibit 3.1

Business Number E0234272017 - 6 Filed in the Office of Filing Number 20265755587 Secretary of State State Of Nevada Filed On 5/20/2026 2:43:00 PM Number of Pages 2

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada B97d1 - 42D1 (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78 380 & 78 385 78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles ‹PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Time: (Optional) D a ! l3 05/26/2026 T i= € :o0 AM (must not be later than 90 days after the certificate is filed) Changes to takes the following effect. ;r The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) 1. Name of Corporation: Rocket One Inc. (attach additional page(s) if necessary) 5. Information Being Changed: (Domestic corporations only) 6. Signature: (Required) X Signature of Officer or Authorized Signer ign user o Au ed S gner President and Chairman Title Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, than the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions an the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised. 9/1/2023